Exhibit 21.1

Subsidiaries of Pubco

Name	Jurisdiction of Incorporation
European Lithium AT (Investments) Ltd	British Virgin Islands
ECM Lithium AT GmbH	Austria
ECM Lithium AT Operating GmbH	Austria
Sizzle Acquisition Corp	Delaware